Exhibit 99.2

CONSENT TO REFERENCE IN PROXY STATEMENT/

PROSPECTUS

July 16, 2021

HealthCor Catalio Acquisition Corp.

55 Hudson Yards, 28th Floor

New York, New York 10001

HealthCor Catalio Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the mergers described in the proxy statement/prospectus.

Sincerely,

/s/ Jonathan M. Rothberg, Ph.D.

Jonathan M. Rothberg, Ph.D.